Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Class A common stock, $0.0001 par value per share, of Desktop Metal, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D.  In evidence thereof, the undersigned hereby execute this agreement this 8th day of February, 2021.

LUX VENTURE PARTNERS IV, LLC

By: /s/ Peter Hebert

       Peter Hebert

 Managing Member

LUX VENTURES IV, L.P.

By: LUX VENTURE PARTNERS IV, LLC

By: /s/ Peter Hebert

       Peter Hebert

 Managing Member

/s/ Peter Hebert

Peter Hebert

/s/ Joshua Wolfe

Joshua Wolfe